Exhibit 23.3

Consent of Independent Auditors
The Board of Directors
Plantronics, Inc.:
We consent to the use of our report dated March 26, 2018, with respect to the consolidated balance sheets of Polycom, Inc. as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California
May 17, 2019